EXHIBIT 11

                    HEALTHSOUTH Corporation and Subsidiaries

                  COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                   (In Thousands, Except for Per Share Data)




                                                            Three Months Ended
                                                                 March 31,
                                                            1995          1994
                                                          --------    --------
PRIMARY:
Weighted average common shares outstanding                  71,119      66,273
Net effect of dilutive stock options                         7,167       8,061
                                                          --------    --------
  Total Common and Common Equivalent Shares                 78,286      74,334
                                                          ========    ========
Net income                                                $ 19,132    $ 13,709
                                                          ========    ========
Net income per common and common equivalent share         $   0.24    $   0.18
                                                          ========    ========

FULLY DILUTED:
Weighted average common shares outstanding                  71,119      66,273
Net effect of dilutive stock options                         7,167       8,061
                                                          ========    ========
                                                            78,286      74,334
Assumed conversion of 5% Convertible Subordinated
     Debentures due 2001                                     6,113         - (1)
                                                          --------    --------
  Total Common and Common Equivalent Shares,
  Fully Diluted                                             84,399         -
                                                          ========    ========
Net income                                                $ 19,132    $ 13,709

Elimination of interest and amortization on 5%
     Convertible Subordinated Debentures due 2001,
     less the related effect on the provision for
     income taxes                                             942         - (1)
                                                          --------    --------
Net income, fully diluted                                 $ 20,074         -
                                                          ========    ========
Net income per common and common equivalent share         $   0.24          N/A
                                                          ========    ========

(1) There were no other potentially dilutive securities outstanding during the period.
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